Exhibit 99.1

FOR FURTHER INFORMATION:
AT MEDALLION FINANCIAL CORP.	AT ZLOKOWER COMPANY
437 Madison Avenue, New York, NY 10022	PUBLIC RELATIONS
Andrew Murstein, President	Harry Zlokower
Larry D. Hall, CFO	David Closs
(212) 328-2100	(212) 447-9292

FOR IMMEDIATE RELEASE

MEDALLION FINANCIAL CORP. Announces

Debt Private Placement

Also Reports Results of Annual Meeting

NEW YORK, N.Y. – June 11, 2007 — Medallion Financial Corp. (NASDAQ:TAXI), a specialty finance company with a leading position servicing the taxicab industry and other niche markets, announced that it raised a total of approximately $36,000,000 in a private placement of debt.

The notes issued by Medallion Financial bear interest at a fixed rate of 7.680% until September 2012, and thereafter at a variable rate of 90 day LIBOR plus 2.125%. The notes mature in September 2037, and are callable by Medallion Financial at par on or after September 6, 2012, or earlier under certain circumstances.

Andrew Murstein, President of Medallion Financial stated, “We are very pleased with the just completed new financing. For the very first time, we were able to tap this market as a new funding source. Over the last three years we have grown our managed assets from $633,000,000 to $940,000,000, an increase of 48%. This has all been done by our effectively leveraging our substantial equity base. Following this private placement,

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Medallion Financial Corp. – p.2

our total debt outstanding is still less than one third of our managed assets. As we continue to leverage our balance sheet, we expect to increase our return on equity and continue to fund our strong loan demand.”

Separately, Medallion Financial also announced the results of its annual meeting held on June 1, 2007. All three of Medallion Financial’s board members standing for re-election, Andrew Murstein, Governor Mario Cuomo, and Senator Lowell Weicker, were re-elected, with each of them receiving more than 95% of the votes cast in favor of their re-election. Medallion Financial’s proposal to remove certain of its fundamental policies also all overwhelming passed. Mr. Murstein concluded, “We are happy all of our recommended proposals passed. We try to hold ourselves to the highest of standards and are proud that the majority of our board members are independent and all possess high credentials and capabilities. Management, as the largest shareholders in Medallion Financial, continue to be completely aligned with our shareholders’ interests.”

Medallion Financial Corp. is a specialty finance company with a leading position in the origination and servicing of loans financing the purchase of taxicab medallions and related assets. Medallion Financial also originates and services other commercial loans in targeted niche industries, and its wholly owned portfolio company Medallion Bank also originates and services consumer loans. Medallion Financial and its subsidiaries have lent over $2.6 billion.

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, and growth. Medallion Financial’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those factors discussed under the heading “Risk Factors,” in Medallion Financial’s 2006 Annual Report on Form 10-K.